Exhibit 99.1

Tel-Instrument Electronics Corp Announces Results for 2009 Fiscal Year

CARLSTADT, N.J.--(BUSINESS WIRE)--July 1, 2009--Tel-Instrument Electronics Corp. (“TEL” or the “Company”) announced its audited results of operations for the year ended March 31, 2009 (fiscal year 2009). The Company’s net sales increased from $11.2 million to $13.1 million, and net income increased to $196,237 from a loss of $581,782 in the prior fiscal year. Revenues were lower than anticipated in the fourth quarter due to unexpected delays in several pending government procurements, and the continued weakness in our commercial avionics segment. Expenses were higher than projected in the fourth quarter due to continuing engineering costs on the AN/USM-708 (CRAFT) program, and additional engineering and legal expenses associated with the recently announced Army TS-4530A program.

The current fiscal year will be a challenge as the commercial avionics market shows no signs of improvement and military sales have been impacted by delays in the receipt of several expected large orders, as well as some delay in completion of our existing programs. Moreover, the Company continues to make substantial engineering investments in the AN/USM-708 and TS-4530A programs. It appears that sales and profits in the first half of the current fiscal year will decline materially with the Company expected to return to profitability in the second half of the current fiscal year, when AN/USM-719 and AN/ARM-206 production shipments are expected to begin in volume.

TEL currently has three government contracts totaling over $80 million of potential orders. Upon completion of our engineering development on our major programs, TEL has the ability to substantially increase the size and profitability of our business starting next fiscal year (which begins April 2010) as production deliveries of the AN/USM-708 are expected to commence in volume. Production deliveries of the TS-4530A are also expected to commence in volume at the beginning of calendar year 2010. This program has a maximum contract value of $44 million.

At June 30, 2009 the Company’s backlog stood at approximately $14.7 million, as compared to approximately $11.4 million at June 30, 2008. The backlog at June 30, 2009 includes only the amount of currently exercised delivery orders on open IDIQ (indefinite delivery/indefinite quantity) contracts, and is expected to materially increase when the volume production orders for the two large Navy contracts are received. Historically, the Company obtains a substantial volume of orders which are required to be filled in less than twelve months, and, therefore, these anticipated orders are not reflected in the backlog. The Company has received approximately $8.8 million in orders related to the TS-4530A program, and this amount is included in the backlog at June 30, 2009.

On March 24, 2009, Aeroflex Wichita, Inc. (“Aeroflex”) filed a civil claim against the Company and two of its employees in the District Court, Sedgwick County, Kansas, Case No. 09 CV 1141 (the “Aeroflex Action”), alleging that the Company and its two employees misappropriated Aeroflex’s proprietary technology in connection with TEL winning the Army TS-4530A contract. Many of these same claims were included in Aeroflex’s previous, formal Protest of the Contract award which it filed with the U.S. Government Accounting Office (“GAO”). On or about March 17, 2009, the Army Contracts Attorney and the Army Contracting Officer each filed a statement with the GAO, expressly rejecting Aeroflex’s allegations that the Company used or infringed Aeroflex proprietary technology in winning the Award, and concluding that the Company had used only its own proprietary technology. On April 6, 2009, Aeroflex withdrew its GAO Protest, but continued the civil litigation. The Aeroflex civil claim is currently in the jurisdiction phase and it is expected that a decision will be made on the appropriate venue sometime this summer.

While TEL is confident about the ultimate successful outcome of the litigation, the Company anticipates that it will incur legal fees in connection with the litigation, and these costs will have an adverse effect on its results of operations for the fiscal year ending March 31, 2010.

Mr. Jeffery O’Hara, the Company’s President, says “it was gratifying to return to profitable operations in 2009 despite the worst economic crisis the country has seen in the last 75 years. We are also proud of winning the TS-4530A contract in an open competition against a much larger competitor. This is directly attributable to TEL’s decision to invest millions of dollars in cutting edge technology. With the Army contract and our new CRAFT products, TEL is well positioned to become the dominant supplier of Mode 5 flight-line test sets to the U.S. military. The balance of this fiscal year will be a challenge, both financially and operationally, and we need to finish out two Navy development contracts and the TS-4530A product on time and under budget. I have confidence that our team can meet these challenges and position the Company for strong growth starting later this fiscal year.”

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

The Company’s stock is traded in the American Stock Exchange under the symbol TIK.

CONTACT:
Tel-Instrument Electronics Corp.
Mr. Joseph P. Macaluso, 201-933-1600